Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 and related Prospectus of PennantPark Floating Rate Capital Ltd. (the Company) of our reports dated December 7, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting (on which our report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) of PennantPark Floating Rate Capital Ltd. and Subsidiaries, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2023. We also consent to the incorporation by reference in such Registration Statement of our report dated December 7, 2023, relating to the senior securities table appearing in the Annual Report on Form 10-K of PennantPark Floating Rate Capital Ltd. for the year ended September 30, 2023.

We also consent to the reference to our firm under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in this Registration Statement.

/s/ RSM US LLP

New York, New York

June 21, 2024